EXHIBIT 99.1

99 Wood Avenue South, Suite 311 Iselin, NJ 08830 www.pharmoscorp.com	FOR IMMEDIATE RELEASE

Pharmos Corporation Reports 2007 Second Quarter Results

Restructuring and Cost Reduction Plan Implemented in Early August 2007

Iselin, NJ, August 8, 2007 - Pharmos Corporation (Nasdaq: PARS) today reported results for the second quarter ended June 30, 2007. The Company recorded a net loss of $4.6 million, or $0.18 per share, for the second quarter 2007 compared to a net loss of $4.1 million, or $0.21 per share, in the second quarter 2006. Cash and short-term investments totaled $17.2 million at June 30, 2007.

The increase in net loss for the second quarter 2007 is due primarily to a 6% increase in operating expenses to $4.9 million from $4.6 million in the second quarter 2006. The rise in operating expenses resulted from a 54% increase in gross research and development expenses to $3.7 million compared to $2.4 million in the second quarter 2006. The increase in research and development expenses was partially offset by lower general and administrative expenses, which decreased 46% to $1.3 million from $2.5 million in the second quarter 2006.

Higher research and development expenses were driven by increased clinical trial-related activities. Costs in connection with Pharmos’ leading clinical program, dextofisopam for irritable bowel syndrome (IBS), were $2.1 million for the quarter, during which the Company commenced a Phase 2b study of dextofisopam. The Phase 2b study is expected to enroll approximately 480 female patients with diarrhea-predominant or alternating IBS at up to 55 participating U.S. centers with an estimated enrollment period of 18 months. The $2.1 million spent on the dextofisopam program includes a $1.0 million milestone payment made during the quarter by the Company, which was triggered by the commencement of patient enrollment in the Phase 2b study of dextofisopam and recorded as a research and development expense.

Additional but relatively minimal research and development expenses were incurred during the quarter in connection with the Company’s commencement in June 2007 of a Phase 2a clinical study of its topical NanoEmulsion drug delivery technology formulated with 3% diclofenac as a treatment for osteoarthritis. Up to eight centers in Israel will enroll a total of approximately 126 subjects over a nine month period.

The decrease in general and administrative expenses is due primarily to lower professional fees and investor relations costs in connection with the Company’s acquisition of Vela Pharmaceuticals, which was ongoing in the second quarter 2006 and completed by the fourth quarter 2006, and to severance paid to a former officer in 2006.

For the first half ended June 30, 2007, Pharmos recorded a net loss of $9.4 million, or $0.37 per share compared to a net loss of $7.1 million, or $0.37 per share in the first half 2006. Total operating expenses increased 24% to $10.0 million from $8.1 million. Gross research and development expenses increased 55% to $6.6 million from $4.2 million in the first half 2006 primarily due to increased clinical trial-related activities. Higher research and development expenses were partially offset by a 12% decrease in general and administrative expenses to $3.8 million from $4.3 million due to the aforementioned lower professional fees and investor relations costs in connection with the Company’s acquisition of Vela Pharmaceuticals in 2006, as well as to a reduction in insurance costs during the first half 2007. These reductions are offset in part by a $0.3 million consulting fee paid in 2007 to a former officer in accordance with the officer’s employment agreement.

Restructuring and Cost Reduction Plan

In an effort to continue its scientific research and development programs while better managing cash resources, in early August 2007 Pharmos implemented a restructuring and cost reduction plan for its

-More-

operations in Israel. The plan involves a workforce reduction from 41 to 23 employees. The Company does not expect a material charge against operations to result from these actions. The subsequent focus of the Company’s operations in Israel include: development of PRS-639,058, a CB2-selective compound currently in preclinical development for neuropathic pain; continuation of efforts to exploit the potential of the Company’s CB2-selective library of compounds; completion of the NanoEmulsion Phase 2a clinical trial; and business development efforts to secure licensing and/or collaborations for various CB2-selective compounds/programs. The expected net annual savings from staffing and overhead reductions is approximately $2.0 million. This savings is expected to be partially offset by the expenses involved in the further development of PRS-639,058.

Net Operating Loss Shareholder Notice

Under Internal Revenue Code Section 382 rules, a change in ownership can occur whenever there is a shift in ownership by more than 50 percentage points by one or more five-percent shareholders within a three-year period. When a change of ownership is triggered, the Company’s net operating losses (NOL) asset may be impaired. The Company believes that substantially all of its Federal NOL generated since 1995 are not impaired, and requests that all investors contact the Company prior to allowing their ownership interest to reach a five-percent level.

About Pharmos Corporation

Pharmos discovers and develops novel therapeutics to treat a range of indications including specific diseases of the nervous system such as disorders of the brain-gut axis (GI/IBS), pain/inflammation, and autoimmune disorders. The Company’s lead product in development, dextofisopam, is undergoing Phase 2b testing in IBS patients. Dextofisopam has completed a Phase 2a IBS study in which it demonstrated a statistically significant effect compared to placebo on the primary efficacy endpoint of adequate relief (n=141, p=0.033). The Company’s core proprietary technology platform focuses on discovery and development of synthetic cannabinoid compounds with a focus on CB2 receptor selective agonists. Various CB2-selective compounds from Pharmos’ pipeline are in preclinical studies targeting pain, multiple sclerosis, rheumatoid arthritis, inflammatory bowel disease and other disorders. Pharmos is also working to commercialize its proprietary NanoEmulsion drug delivery system, which is in clinical-stage development for topical application of analgesic and anti-inflammatory agents.

Safe Harbor Statement

Statements made in this press release related to the business outlook and future financial performance of Pharmos, to the prospective market penetration of its drug products, to the development and commercialization of its pipeline products and to its expectations in connection with any future event, condition, performance or other matter, are forward-looking and are made pursuant to the safe harbor provisions of the Securities Litigation Reform Act of 1995. Such statements involve risks and uncertainties that may cause results to differ materially from those set forth in these statements. Additional economic, competitive, governmental, technological, marketing and other factors identified in Pharmos’ filings with the Securities and Exchange Commission could affect such results.

Contacts
Pharmos U.S. S. Colin Neill, CFO (732)452-9556	Pharmos Israel Alon Michal 011-972-8-940-9679
Gale Smith (732) 452-9556

(Consolidated Statements of Operations and Balance Sheet Data Attached)

PHARMOS CORPORATION (Unaudited) Condensed Consolidated Statements of Operations
	Three months ended June 30,		Six months ended June 30,

	2007	2006	2007	2006

Expenses
Research and development, gross	$3,667,030	$2,381,974	$6,573,769	$4,249,088
Grants	(194,308)	(367,626)	(530,949)	(668,261)

Research and development, net of grants	3,472,722	2,014,348	6,042,820	3,580,827
General and administrative	1,337,435	2,495,322	3,798,131	4,308,543
Depreciation and amortization	67,067	86,394	136,635	164,878

Total operating expenses	4,877,224	4,596,064	9,977,586	8,054,248

Loss from operations	(4,877,224)	(4,596,064)	(9,977,586)	(8,054,248)

Other income (expense)
Interest income	264,720	458,626	594,878	924,330
Change in value of warrants		7,624		21,728
Other (expense) income	(24,899)	31,438	(7,790)	7,128

Other income, net	239,821	497,688	587,088	953,186

Net income (loss)	($4,637,403)	($4,098,376)	($9,390,498)	($7,101,062)

Net income (loss) per share
- basic and diluted	($0.18)	($0.21)	($0.37)	($0.37)

Weighted average shares outstanding
- basic and diluted	25,600,920	19,062,389	25,582,247	19,050,077

Select Consolidated Balance Sheet Data
	June 30, 2007	December 31, 2006

Cash and short-term investments	$17,246,008	$25,929,686
Working capital	$15,655,783	$24,168,153
Shareholder’s equity	$15,862,567	$24,428,050